Exhibit 99.1
F O R     I M M E D I A T E     R E L E A S E
July 16, 2007
For more information contact:
Mike Crabtree – (419) 247-2800
Scott Estes – (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES OFFERING OF
$350 MILLION OF CONVERTIBLE SENIOR NOTES
Toledo, Ohio, July 16, 2007...Health Care REIT, Inc. (NYSE:HCN) announced today that it is offering $350 million aggregate principal amount of Convertible Senior Notes due 2027. The notes will be convertible, in certain circumstances, into a combination of cash and Health Care REIT common stock. In general, upon conversion, the holder of each note would receive, in respect of the conversion value of such note, cash up to the principal amount of such note and Health Care REIT common stock for the note’s conversion value in excess of such principal amount. Health Care REIT is granting the underwriters a 30-day option to purchase up to an additional $52.5 million of the Convertible Senior Notes to cover over allotments, if any. The notes will be registered under Health Care REIT’s existing shelf registration statement on file with the Securities and Exchange Commission.
Health Care REIT intends to use the net proceeds from the offering to invest in additional properties. Pending such use, the proceeds will primarily be used to repay borrowings under Health Care REIT’s unsecured line of credit arrangements.
The joint-bookrunning managers for the offering are UBS Investment Bank and Banc of America Securities LLC.
A copy of the preliminary prospectus supplement and related prospectus relating to the proposed offering may be obtained by contacting UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, or Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, New York 10001, Attention: Equity Capital Markets Operations.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a self-administered, equity real estate investment trust that invests across the full spectrum of senior housing and health care real estate, including independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings. Founded in 1970, the company was the first real estate investment trust to invest exclusively in health care facilities. Health Care REIT also offers a full array of property management and development services. As of June 30, 2007, the company’s broadly diversified portfolio consisted of 617 properties in 38 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including those discussed in the prospectus supplement and related prospectus and in the company’s other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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